Exhibit 99.1
[ONEOK PARTNERS Logo]	News

July 19, 2006	Analyst Contact: Ellen Konsdorf
877-208-7318 Media Contact: Beth Jensen 402-492-3400

ONEOK Partners, L.P. Increases

Quarterly Distribution by 8 Percent

TULSA, Okla. -- July 19, 2006 - The board of directors of ONEOK Partners, L.P. (NYSE: OKS) today announced that it is increasing its quarterly cash distribution by 7 cents per unit to 95 cents per unit, effective for the second quarter 2006, resulting in an annualized distribution of $3.80. The distribution is payable on August 14, 2006, to unit holders of record as of July 31, 2006.

"This increase reflects our continued confidence in the performance of the partnership's assets and the anticipated future growth prospects from internally generated projects," said David Kyle, chairman and chief executive officer of ONEOK Partners. "With this action, we achieved the high end of our previously announced annual distribution target range and anticipate increasing future distributions as the partnership grows," Kyle added.

The distribution increase is the second one this year, representing a 19 percent increase so far this year. In April 2006, ONEOK Partners increased its quarterly distribution 10 percent to 88 cents per unit from 80 cents per unit.

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ONEOK Partners, L.P. is a publicly traded partnership whose purpose is to own, operate and acquire a diversified portfolio of energy assets.  The Partnership owns and manages natural gas gathering, processing, storage, interstate and intrastate natural gas pipeline assets and one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers.

For more information about ONEOK Partners, L.P., visit: www.oneokpartners.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKS-FD

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